Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

Diversified Restaurant Holdings, Inc.
Southfield, Michigan

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 13, 2015 relating to the consolidated financial statements and the effectiveness of Diversified Restaurant Holdings, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 28, 2014. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 28, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Troy, Michigan

June 1, 2015